Exhibit 99.1

News Release
For Immediate Release
ALASKA PACIFIC BANCSHARES, INC. REPORTS
IMPROVED THIRD QUARTER EARNINGS FOR 2010

JUNEAU, Alaska, November 15, 2010 -- Alaska Pacific Bancshares, Inc. (OTCBB: AKPB) (“Company”), the parent company of Alaska Pacific Bank (“Bank”), today announced its third quarter results for the quarter ended September 30, 2010.  Net income not including preferred stock dividend and discount accretion increased $1.1 million to $342,000 for the third quarter of 2010 compared to a loss of $(1.4 million) for the third quarter of 2009.  Net income not including preferred stock dividend and discount accretion for the third quarter of 2010 of $342,000 is also up $147,000 compared to $195,000 for the quarter ended June 30, 2010.  After preferred stock dividend paid or payable in arrears and discount accretion of $76,000 and $74,000, net income (loss) available to common shareholders for the third quarter of 2010 and 2009 was $266,000 and $(1.5 million), or $0.37 and $(2.27) per diluted share, respectively.

"We are pleased with the results for this quarter," said Craig Dahl, President & CEO.  "As I have previously stated, we have continued to have solid core earnings and believe that as we resolve the small number of remaining problem loans our balance sheet and results of operations will support improved performance. The economy in our primary market area is stable, the Bank's loan delinquencies remain low, and we are moving steadily through the resolution process on the remaining classified loans, so we are optimistic as we look to 2011and beyond."

Mortgage banking income increased $99,000 (94.3%) to $204,000 for the third quarter of 2010 compared to $105,000 for the quarter ended June 30, 2010 and increased $123,000 (151.9%) compared to $81,000 for the quarter ended September 30, 2009.  The increase from the comparable period in the prior year resulted from an increase in mortgages originated for sale due to new home purchases and home refinancing.

Other noninterest income decreased $14,000 (4.2%) to $318,000 for the third quarter of 2010 from June 30, 2010 and increased $7,000 (2.25%) from the quarter ended September 30, 2009.  The decrease in noninterest income compared to the prior quarter is primarily the result of a decrease in overdraft fee income.  Noninterest expense increased $237,000 (11.4%) to $2.3 million for the third quarter of 2010 from June 30, 2010 and increased $41,000 (1.8%) from the quarter ended September 30, 2009.  The increase from the prior quarter and the quarter ended the comparable period in the prior year is a result of an increase in professional and consulting fees and real estate owned and repossessed assets expense, net.

The provision for loan losses decreased $293,000 to a net benefit of $1,000 for the quarter ended September 30, 2010 compared to $292,000 for the quarter ended June 30, 2010 and decreased $2.5 million compared to the quarter ended September 30, 2009.  The allowance for loan losses at September 30, 2010 was $2.1 million, representing 1.4% of total loans outstanding and 47% of total non-performing assets.  Total non accrual loans were $1.9 million at September 30, 2010 compared with $2.1 million at June 30, 2010 and $6.3 million at September 30, 2009.  In addition, the Bank’s real estate owned and repossessed assets were $2.7 million at September 30, 2010 compared with $2.9 million at June 30, 2010 and $2.6 at September 30, 2009.  There were $56,000 of net loan charge offs for the quarter ended September 30, 2010 compared to a $296,000 of net loan charge offs for the quarter ended June 30, 2010 and a $3.9 million of net loan charge offs for the quarter ended September 30, 2009.

Interest income decreased $54,000 (2.2%) to $2.4 million for the third quarter of 2010 compared to the third quarter of 2009, reflecting a 5.5% decrease in average loans offset with an increase in yield on loans and other earning assets.  The net interest margin on average earning assets was 5.3% for the third quarter in 2010 compared with 4.7% in the third quarter of 2009.

Loans (before the allowance and excluding loans held for sale) were $152.1 million at September 30, 2010, a decrease of $5.2 million, or 3.3% from June 30, 2010, and a decrease of $6.8 million, or 4.3% from September 30, 2009.  Deposits at June 30, 2010, were $151.8 million, a $5.8 million (4.0%) increase from June 30, 2010 and a $508,000 (0.3%) decrease from September 30, 2009.  The increase in deposits in the third quarter of 2010 compared to the second quarter of 2010 is primarily attributable to a seasonal increase in consumer and commercial demand deposit accounts.

Forward-Looking Statements

Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; deposit flows; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; adverse changes in the securities markets; results of examinations by our banking regulators including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses,  write-down assets; change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; the possibility that we will be unable to comply with the conditions imposed upon us in the Cease and Desist Orders we entered into with the Office of Thrift Supervision, including but not limited to our ability to reduce our non-performing assets, which could result in the imposition of additional restrictions on our operations including the possibility of a formal enforcement action such as a cease and desist order; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach, or the implementation of new technologies may not be successful; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to manage loan delinquency rates; costs and effects of litigation, including settlements and judgments; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes such as the Dodd-Frank Wall Street Reform and Consumer Protection Act that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; time to lease excess space in Company-owned buildings; future legislative changes in the United States Department of Treasury Troubled Asset Relief Program Capital Purchase Program; and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  We undertake no responsibility to update or revise any forward-looking statements.

Contact:	Julie M. Pierce	or	Craig E. Dahl
	Senior Vice President and CFO		President and CEO
	907-790-5135		907-790-5101

Alaska Pacific Bancshares, Inc.
Financial Highlights (Unaudited)
Third Quarter 2010
(dollars in thousands, except per-share amounts)

	Three Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009
Condensed Statement of Operations:
Interest income	$2,393	$2,414	$2,447
Interest expense	265	292	426
Net interest income	2,128	2,122	2,021
Provision (benefit) for loan losses	(1)	292	2,455
Mortgage banking income	204	105	81
Other noninterest income	318	332	311
Noninterest expense	2,309	2,072	2,268
Net income (loss) before income tax	342	195	(2,310)
Provision for income tax	-	-	(899)
Net income (loss)	342	195	$(1,411)
Preferred stock dividend and discount accretion
Preferred stock dividend	60	29	60
Preferred stock discount accretion	16	17	15
Net income (loss) available to common shareholders	$266	$149	$(1,486)

Earnings (loss) per share:
Basic	$0.41	$0.23	$(2.27)
Diluted	$0.37	$0.23	$(2.27)

Performance Ratios:
Return on average equity	7.19%	4.16%	(27.43)%
Return on average assets	0.77	0.45	(3.07)
Yield on average interest-earning assets	5.96	6.01	5.74
Cost of average interest-bearing liabilities	0.86	0.93	1.34
Interest rate spread	5.10	5.08	4.40
Net interest margin on:
Average interest-earning assets	5.30	5.28	4.74
Average total assets	4.79	4.85	4.39
Efficiency ratio (a)	94.40	84.43	97.26

Average balances:
Loans	$155,974	$155,916	$165,189
Interest-earning assets	160,711	160,690	170,482
Assets	177,820	175,005	184,027
Interest-bearing deposits	117,767	113,894	119,220
Total deposits	149,941	141,093	149,949
Interest-bearing liabilities	123,667	126,063	126,948
Shareholders' equity	19,015	18,750	20,578

Average shares outstanding:
Basic	654,486	654,486	654,486
Diluted	654,486	654,486	654,486

	September 30, 2010	June 30, 2010	September 30, 2009
Balance sheet data:
Total assets	$177,465	$177,616	$180,559
Loans, before allowance	152,099	157,287	158,911
Loans held for sale	1,063	1,267	320
Investment securities	2,300	2,405	2,721
Total deposits	151,847	146,067	152,355
Federal Home Loan Bank advances	5,000	9,100	7,005
Shareholders' equity	19,189	18,843	19,852

Shares outstanding (b)	654,486	654,486	654,486

Book value per share	$22.01	$21.49	$23.03

Asset quality:
Allowance for loan losses	$2,144	$2,201	$1,468
Allowance as a percent of loans	1.41%	1.39%	0.92%
Nonaccrual loans	$1,863	$2,121	$3,016
Total nonperforming assets	4,538	5,026	5,635
Impaired loans	11,764	11,484	8,706
Estimated specific reserves for impairment	774	759	393
Net charge offs (recoveries) for quarter	56	296	3,850
Net charge offs (recoveries) YTD	654	598	3,825
Other real estate owned and repossessed assets	2,675	2,905	2,619

(a)	The efficiency ratio is noninterest expense, divided by the sum of net interest income and noninterest income, excluding gains on sale of loans or securities.

(b)	Excludes treasury stock.